EX 99.2

Delek US Holdings to Participate in the Credit Suisse Energy Summit

BRENTWOOD, Tenn., February 13, 2018 -- Delek US Holdings, Inc. (NYSE: DK) today announced that members of management will participate in the Credit Suisse Energy Summit in Vail, Colorado on Wednesday, February 14, 2018. A presentation to investors is currently scheduled for 12:10 p.m. MT on February 14, 2018 and will be webcast live.

To access the live webcast of this presentation, go to www.DelekUS.com and click on the Investor Relations tab and select the “Webcast and Presentation” link. A replay will be available at this location on Delek US’ website later that day for a 90 day period.

A copy of Delek US’ latest investor presentation will be provided at the conference. An electronic copy of this presentation is currently available in the “Investors” section of the Delek US website at http://www.DelekUS.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in California, Texas and Arkansas that produce biodiesel fuel.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
Delek US Holdings, Inc.
615-435-1366
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